UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 30, 2023

Box, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36805	20-2714444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Jefferson Ave.

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(877) 729-4269

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BOX	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 1.01	Entry into a Material Definitive Agreement.

On June 30, 2023, Box, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) between the Company, as borrower, and Wells Fargo Bank, National Association, as the lender (the “Lender”). The Credit Agreement amends and restates in its entirety and refinances the Company’s existing Credit Agreement, dated as of November 27, 2017, between the Company and the Lender, as amended.

The Credit Agreement provides for a senior secured revolving loan facility in an aggregate principal amount of up to $150 million at any time outstanding, with a sublimit of $45 million for the issuance of letters of credit. Pursuant to the Credit Agreement, the revolving line of credit terminates, and all revolving loans under the Credit Agreement will be due and payable, on the earlier of (a) June 30, 2028, (b) October 16, 2025, except to the extent that both of the following conditions are satisfied as of such date: (i) the outstanding principal amount of the Company’s existing convertible senior notes as of such date is not greater than $100,000,000 and (ii) the Company’s liquidity (as determined in accordance with the Credit Agreement) is greater than or equal to the outstanding principal amount of such existing convertible senior notes as of such date; and (c) February 11, 2028, but only in the event that any of the Company’s Series A Convertible Preferred Stock remains outstanding as of such date.

As of the closing date, approximately $30.0 million in revolving loans and $18.6 million of letters of credit were outstanding under the Credit Agreement. Proceeds of revolving loans may be used for working capital and other general corporate purposes.

The revolving loans accrue interest at a rate per annum equal to, at the Company’s option, (a) a prime rate plus a margin ranging from 0.35% to 0.85%, (b) a daily simple SOFR rate plus a margin ranging from 1.35% to 1.85%, or (c) a term SOFR rate for an interest period of one, three or six months, plus a margin ranging from 1.35% to 1.85%, in each case with the margin being determined based upon the Company’s senior secured leverage ratio. The Credit Agreement provides for a commitment fee of 0.15% to 0.25% per annum, determined based upon the Company’s senior secured leverage ratio, on the average daily unused amount of the revolving committed amount, payable quarterly in arrears.

The Company’s obligations under the Credit Agreement are secured by substantially all of the Company’s assets and will be guaranteed by its domestic subsidiaries meeting certain materiality thresholds. As of the closing date, there were no guarantors.

The Credit Agreement contains financial covenants requiring the Company to maintain a maximum senior secured leverage ratio of no more than 3.00 to 1.00, a maximum total leverage ratio of no more than 6.00 to 1.00, and a minimum interest coverage ratio of at least 3.00 to 1.00, in each case determined in accordance with the Credit Agreement. The Credit Agreement also contains customary affirmative and negative covenants, including among others, limitations on the ability of the Company and its subsidiaries to, among other things, grant liens, incur debt, effect certain mergers, make investments, dispose of assets and enter into transactions with affiliates, in each case subject to customary exceptions for a credit facility of this size and type.

The Credit Agreement contains customary events of default including, among other things, payment defaults, material misrepresentations, breaches of covenants, cross-defaults with certain other material indebtedness, bankruptcy and insolvency events and judgment defaults, subject to grace periods in certain instances. Upon an event of default, the Lender may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate of interest equal to 3.00% above the otherwise applicable interest rate.

From time to time, the Lender and certain of its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. The Lender has received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the material terms of the Credit Agreement is only a summary and is qualified in its entirety by the terms of the agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Credit Agreement set forth in Item 1.01 above is incorporated herein by reference into this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of June 30, 2023, by and between Box, Inc. and Wells Fargo Bank, National Association.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOX, INC.

Date: July 3, 2023
By:	/s/ Dylan Smith
Dylan Smith
Chief Financial Officer